Exhibit 99.1
December 8, 2008
FOR IMMEDIATE RELEASE:
SeraCare Reports Fourth Quarter and Full Fiscal Year 2008 Results
-Achieved Double-digit Growth in Core Diagnostic & Biopharmaceutical Products and
BioServices Segments in Fiscal Year 2008-
Milford, MA, December 8, 2008— SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported operational and financial results for its fourth quarter and fiscal year ended September 30, 2008.
Fiscal 2008 and Recent Corporate Highlights:
•	Maintained consistent Diagnostic & Biopharmaceutical Products revenue compared with fiscal year 2007, despite the loss of $5.3 million of therapeutic grade human serum albumin sales

•	Increased revenue from core products, which excludes therapeutic grade human serum albumin, by 20% or $5.3 million compared with the previous year

•	Increased BioServices revenue by 14% or $1.7 million compared with the previous year

•	Expanded the Company’s product platform with the introduction of a genetic controls business line

•	Made significant advances in support of the Company’s EU growth plans, including obtaining CE marking on key product offerings and expanding ISO 9001:2000 and ISO 13485:2003 certifications to all SeraCare facilities

•	Commenced trading on The NASDAQ Global Market under the symbol SRLS

•	Consolidated all Massachusetts operations into a new state-of-the-art manufacturing facility at the Company headquarters in Milford, MA
“In fiscal year 2008, SeraCare achieved the critical milestones needed to rebuild the organization and lay the foundation for future success,” said Susan Vogt, President and CEO. “We believe the investments made in 2008, including the development of new business lines, expansion of our manufacturing capacity, the completion of several industry-leading quality initiatives and the Company’s NASDAQ relisting, put SeraCare in a strong position for 2009.”
Revenue for the fourth quarter of fiscal 2008 was $11.4 million or flat compared to the same period in the prior year which included significant sales of a non-core product— therapeutic grade human serum albumin. As previously disclosed, the Company switched suppliers of therapeutic grade human serum albumin in December 2007 as its previous supply agreement was not renewed and since that time has had minimal sales of this product. Revenue from core products, which exclude therapeutic grade human serum albumin, increased $0.9 million, or 8% for the quarter ended September 30, 2008 compared to the same quarter in the prior year.

Revenue for fiscal 2008 was $49.0 million compared to $47.3 million in fiscal 2007, which was a 4% increase from the prior year. Sales of therapeutic grade human serum albumin were $2.6 million during fiscal 2008 compared to $7.9 million in fiscal 2007. Excluding therapeutic grade human serum albumin products, SeraCare’s total revenue increased $7.0 million, an 18% increase over the prior year.
The gross margin for the quarter ended September 30, 2008 was 23% compared to 33% in the prior year. The decrease in the gross margin during the quarter was due to under-utilization of SeraCare facilities caused by construction and consolidation of facilities and a $1.6 million write-down of inventory. The Company had a net loss of $10.4 million and a loss per share on a diluted basis of $0.56 for the quarter ended September 30, 2008 compared to a loss of $5.8 million and a loss per share on a diluted basis of $0.31 in the same quarter during the prior year. Included in the net loss for the quarter ended September 30, 2008 were reorganization items, stock-based compensation expense and impairment charges totaling $8.5 million compared to $6.0 million for the same quarter in the prior year.
The gross margin for the fiscal year ended September 30, 2008 was 31% compared to 28% in the prior year. The Company had a net loss of $12.0 million and a loss per share on a diluted basis of $0.64 for the year ended September 30, 2008 compared to a net loss of $13.2 million and a loss per share on a diluted basis of $0.83 in the prior year. Included in the net loss for the fiscal year ended September 30, 2008 were reorganization items, stock-based compensation expense and impairment charges totaling $11.1 million compared to $12.8 million for the prior year.
As of September 30, 2008, SeraCare had $2.9 million in cash and cash equivalents and total assets of $51.1 million. The Company had $22.8 million in current assets compared to $8.5 million in current liabilities. SeraCare’s long-term debt was less than $0.1 million as of September 30, 2008 and the Company had access to a revolving line of credit of $5.6 million as of the same date. The Company utilized the line of credit in November 2008 and had a balance outstanding of $2.3 million on the line of credit as of November 30, 2008.
The Company used $2.6 million in cash for operating activities during fiscal 2008 and $3.8 million for capital expenditures, net of proceeds, from a landlord for leasehold improvements. The Company expects that the cash used for capital expenditures will decrease in fiscal 2009 compared to fiscal 2008. Total cash decreased $6.6 million during fiscal 2008.
“SeraCare’s revenue increased as projected for 2008 and our overall financial results strengthened despite the phase out of therapeutic grade human serum albumin sales, which was completed in the first quarter of fiscal year 2008,” said Gregory Gould, Chief Financial Officer. “While we continue to closely monitor the unfolding global economic developments, we believe we have built a solid financial platform to weather the current market dynamics with a diversified customer base, newly implemented cost-containment measures and access to working capital through a revolving line of credit.”

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.
Forward-Looking Statements:
This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, covenant limitations in our existing credit facility, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors and changes in the regulatory environment. Many of these factors are beyond our ability to control or predict.
Contacts:
Gregory A. Gould
SeraCare Life Sciences, Inc.
508-244-6400
Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060